EXHIBIT 10.7

Stay Bonus and Severance Benefit letters in the form attached hereto were given by the Company to 18 of its employees, including John D. Barlow, Jr., Randall L. Hagan and James E. McCune.

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TO:                                                          November 7, 1996

FROM:  John L. Morgan

                         STAY BONUS & SEVERANCE BENEFIT

        As you know, the Company recently announced a possible sale of the Company (the Transaction). This letter describes the stay bonus and severance benefit that the Compensation Committee of the Board of Directors has approved in contemplation that the Transaction will be completed.

        1. Stay Bonus. The Company recognizes that you and other key employees make significant contributions to its success. The Company will continue to need your contributions even after the Transaction is completed. The Board of Directors approved the payment of stay bonuses in order to encourage your continued employment with the Company.

        You will receive a stay bonus if (a) you continue to work for the Company or an Affiliate until the second anniversary of the Control Change Date, (b) your employment with the Company and its Affiliates is terminated without Cause before the second anniversary of the Control Change Date or (c) you resign from employment with the Company and its Affiliates with Good Reason before the second anniversary of the Control Change Date. The stay bonus will equal 50% of your base salary as in effect on the Control Change Date or the date of payment, whichever is larger.

        Your stay bonus will be paid in a single sum, in cash. Applicable income and employment taxes will be deducted from the stay bonus.

        For purposes of the stay bonus, the terms "Affiliate," "Control Change Date," "Cause" and "Good Reason" have the same meaning as those terms are defined in the American Filtrona Corporation Severance Pay Plan (the Severance Plan).

        2. Severance Benefit. You have been selected to participate in the Severance Plan. A summary plan

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description for the Severance Plan will be distributed in the near future. You will receive a severance benefit if (a) your employment with the Company and its Affiliates is terminated without Cause before the third anniversary of the Control Change Date or (b) you resign from the Company and its Affiliates with Good Reason before the third anniversary of the Control Change Date.

        Your benefit under the Severance Plan will equal 100% of your base pay as in effect on the date you terminate employment or the Control Change Date, whichever is larger. Your benefit will be paid in a single sum, in cash. Applicable income and employment taxes will be deducted from the severance benefit.

        The terms "Affiliate," "Control Change Date," "Cause" and "Good Reason" are defined in the Severance Plan. Those definitions will also be included in the SPD.

        The Compensation Committee approved the payment of stay bonuses and the Severance Plan subject to the completion of the Transaction. No stay bonuses will be paid, and no payments will be made under the Severance Plan, if the Transaction is not completed. In addition, the Compensation Committee reserved the right to amend or withdraw the stay bonuses and the Severance
Plan at any time before the completion of the Transaction.